                                                                     Exhibit 4.7


                                                               Final 23. Jan. 02




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                            SHARE PURCHASE AGREEMENT


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                   regarding the acquisition of the shares of

                         OBTREE TECHNOLOGIES INC., BASEL



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                                                   IXOS Software AG - SPA Obtree
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By and between


1.       IXOS SOFTWARE AG
         Bretonischer Ring 12
         85630 Grasbrunn
         Germany

                                                                 - "PURCHASER" -

2.       VARUMA AG
         Neuhofweg 11
         4102 Binningen
         Switzerland

                                                                    - "VARUMA" -

3. THE SHAREHOLDERS LISTED ON EXHIBIT 01 HERETO represented as provided by the powers of attorney attached hereto as Exhibit 02

                                                        - "OTHER SHAREHOLDERS" -


- the parties to (1), (2) and (3) also collectively the "PARTIES", each of the Parties also a "PARTY"; the parties to (2) and (3) collectively also the "SELLERS", each of the Sellers also a "SELLER" -


                                    PREAMBLE

A. Obtree Technologies Inc. is a Swiss stock corporation with its corporate seat in Basel, Switzerland, and registered with the commercial register at Basel under docket no. CH-270.3.002.243-8 (the "COMPANY"). The share capital of the Company amounts to CHF 7,434,744.50 and is split into 14,869,489 shares with a nominal participation in the share capital of CHF 0.50 per share. The shares are not listed on a stock exchange. 14,790,347 of these shares are issued to the shareholders of the Company, (collectively the "SHARES", individually the "SHARE"), the remaining 79,142 shares are treasury stock held by the Company itself. No share certificates have been issued.

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                                                   IXOS Software AG - SPA Obtree
                                                               Final 23. Jan. 02


B. Varuma holds 9,477,735 shares in the Company and the Other Shareholders hold 4,783,218 shares in the Company (collectively the "SELLERS' SHARES").

C. Purchaser is interested to acquire 100 % of the shares of the Company by acquiring the Sellers' Shares by executing this Agreement and the remaining shares (the "REMAINING SHARES") in the Company from the shareholders listed in EXHIBIT C (the "REMAINING SHAREHOLDERS") by entering into share purchase agreements at conditions equal to the ones contemplated by this Agreement with the Remaining Shareholders (the "REMAINING AGREEMENTS").

D. The Sellers wish to sell the Sellers' Shares to Purchaser, and Purchaser wishes to purchase the Sellers' Shares.

E. Where mentioned in this Agreement, Varuma shall act as agent (the "AGENT") for the Sellers.


NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:


1.       SALE OF SELLER'S SHARES

1.1 Sellers hereby sell the Sellers' Shares to Purchaser with all rights and obligations pertaining thereto. Purchaser hereby accepts the sale.

1.2 The sale of the Sellers' Shares is subject to the payment of the Share Price to the Escrow Accounts in accordance with Section 2 below.

1.3 The sale of the Sellers' Shares shall include all ancillary rights appertaining thereto (Nebenrechte), including the rights to any undistributed profits from any periods prior to the day of signing of this Agreement ("SIGNING DATE") and the rights to dividends for the full fiscal year 2002.

1.4 Beneficial title to the Sellers' Shares shall pass (wirtschaftlicher Ubergang) to Purchaser as of February 1, 2003, 0:00 hours (the "EFFECTIVE DATE").

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2.       SHARE PRICE/ESCROW ACCOUNT

2.1 As purchase price for the sale and transfer of the Sellers' Shares pursuant to Section 1.1 above Purchaser shall pay to Sellers a cash consideration of CHF 0.52 (in words: Swiss Francs zero and fifty two cents) per Sellers' Share (hereinafter the "SHARE PRICE") subject to the Share Price Adjustment as set out in Section 2.3.

2.2 The Share Price is based on an enterprise value of (Share Price multiplied by the number of 14,790,347 Shares) CHF 7,690,980.44 (in words: Swiss Francs seven million six hundred ninety thousand nine hundred eighty and forty four cents) assessed on the assumption that the Actual Net Equity (as defined hereinafter) amounts per December 31, 2002 to CHF -6,000,000.00 (in words: Swiss Francs minus six million) (the "GUARANTEED NET EQUITY"). "Actual Net Equity" means the consolidated net equity of the Company and its subsidiaries (the "COMPANIES") according to US GAAP as per December 31, 2002. The Company will in its Financial Statements as defined in Section 4.4 provide for a general provision of at least CHF 800,000.00 (in words: Swiss Francs eight hundred thousand) covering (among other claims and risks) claims from Mepomuk Software GmbH against the Company and tax claims and risks (without subdividing or allocating the provision to specific claims and risks).

2.3 Not later than 15 (fifteen) Banking Days after the Signing Date, the Company shall submit to the Parties the audited Financial Statements as defined in Section 4.4. The Financial Statements shall be prepared under the direction of Chris Jenni as provided in Section 4.4. Purchaser shall direct the Company to give Chris Jenni and his team fullest support to prepare the statements. In case that the Actual Net Equity falls short of the Guaranteed Net Equity, the Share Price as stated in Section 2.1. above shall be reduced as follows (the "SHARE PRICE ADJUSTMENT"):

         For each CHF that the Actual Net Equity falls short of the Guaranteed Net Equity, the enterprise value as determined in Section 2.2 above shall be reduced accordingly and a new price per Share shall be calculated on the basis of the reduced enterprise value; provided that such reduction shall only take place if the difference between the Actual Net Equity and the Guaranteed Net Equity is more than CHF 500,000.00 (Freigrenze).

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                                                   IXOS Software AG - SPA Obtree
                                                               Final 23. Jan. 02

         The maximum Share Price Adjustment shall be CHF 0.19 (in words Swiss Francs zero and nineteen cents) per Share.

2.4      On the Signing Date, the Share Price shall be paid as follows:

         -        an amount of CHF 6,702,647.91 equal to CHF 0.47 (in words:
                  Swiss Francs zero and forty seven cents) per Sellers' Share, shall be paid to the Escrow Account I (as defined in Section 2.5, the "ESCROW AMOUNT I") and

         - an amount of CHF 713,047.65 equal to CHF 0.05 (in words: Swiss Francs zero and five cents) per Sellers' Share shall be paid to the Escrow Account II (as defined in Section 2.6, the "ESCROW AMOUNT II").

2.5 Prior to the Signing Date, Purchaser and Agent shall open with a reputable Swiss bank to be designated by Purchaser and Agent (the "ESCROW AGENT") a bank account to be jointly held by Agent and Purchaser ("UND"-Konto, the "ESCROW ACCOUNT I") to receive payment by Purchaser of the Escrow Amount I.

         Unless provided otherwise in this Agreement, the Escrow Account I shall be subject to the terms and conditions agreed upon between the Agent and Purchaser on the one side and the Escrow Agent I on the other side. Purchaser shall open the Escrow Account I in agreement with the Agent. Interest accrued on the Escrow Account I shall be added to and considered to be part of the Escrow Amount I. The fees and expenses of the Escrow Agent shall be paid by the Purchaser.

         The Escrow Agent shall be instructed to release any funds on the Escrow Account I only

         2.5.1 in accordance with corresponding (ubereinstimmenden) written instructions by Agent and Purchaser, or

         2.5.2 to Varuma on behalf of Sellers within twelve Banking Days after presentation by the Company of the audited Financial Statements to the Purchaser as defined in Section 4.4 the Escrow Amount I except for the amount of the Escrow Account I for which the Purchaser can provide proof of a pending court action between Sellers and Purchaser regarding the Share Price Adjustment in accordance with Section 2.3 hereof or regarding a rescission in accordance with Section 3 hereof, in each case including a

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                                                   IXOS Software AG - SPA Obtree
                                                               Final 23. Jan. 02

                  specific request relating to the attribution of the remaining Escrow Amount I.

2.6 Prior to the Signing Date, Agent and Purchaser shall open with the Escrow Agent a second bank account to be jointly held by Agent and Purchaser ("UND"-Konto, the "ESCROW ACCOUNT II") to receive payment by Purchaser of the Escrow Amount II. The funds on the Escrow Account II shall serve as collateral for Purchaser with respect to any claims of Purchaser against Sellers under or in connection with this Agreement.

         Unless provided otherwise in this Agreement, the Escrow Account II shall be subject to the terms and conditions agreed upon between the Agent and Purchaser on the one side and the Escrow Agent II on the other side. Purchaser shall open the Escrow Account II in agreement with the Agent. Interest accrued on the Escrow Account II shall be added to and considered to be part of the Escrow Amount II. The fees and expenses of the Escrow Agent shall be paid by the Purchaser.

         The Escrow Agent shall be instructed to release any funds on the Escrow Account II only

         2.6.1 in accordance with corresponding (ubereinstimmenden) written instructions by Agent and Purchaser, or

         2.6.2 to Purchaser in such amounts in which payment claims of Purchaser against Sellers have been adjudicated by court judgment (gerichtliches Urteil), arbitral award (Schiedsspruch) or other enforceable instrument (sonstiger Vollstreckungstitel) in all cases upon presentation by Purchaser of an original (Ausfertigung) of the respective instrument, or

         2.6.3    pursuant to the following paragraph:

                  On June 30, 2004, unless Agent and Purchaser have instructed the Escrow Agent otherwise or unless Purchaser can provide proof of a pending court action between Sellers and Purchaser in connection with this Agreement that includes a specific request relating to the attribution of the remaining Escrow Amount II, the Escrow Agent shall release to Agent (on behalf of Sellers) the funds then remaining on the Escrow Account II.

3.       RESCISSION RIGHTS (RUCKTRITTSRECHTE)

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                                                   IXOS Software AG - SPA Obtree
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3.1      Purchaser shall have the right to withdraw from this Agreement without any liability to the Sellers if

         3.1.1 according to a review of the audited Financial Statements (with an unqualified auditors' opinion as defined in Section 4.4) by Ernst & Young, Frankfurt, the difference between Guaranteed Net Equity and Actual Net Equity exceeds CHF 3,000,000.00 (Swiss Francs three million); or

         3.1.2 if Other Shareholders withdraw from this Agreement, for reasons whatsoever and if because of such withdrawal the Purchaser's shareholding in the Company falls below 90% of the Shares of the Company; provided that the Purchaser may only rescind if (i) the acceptance period for the offer to the Remaining Shareholders according to Section 7.3 has expired and (ii) the Company and the Purchaser are unable to reach 90% shareholding by way of capital reduction and increase of the share capital by CHF 5'000'000.--.

3.2 Purchaser shall have the right to withdraw according to Section 3.1.1 above not later than 10 (ten) Banking Days after presentation by the Company of the audited Financial Statements to the Purchaser as defined in Section 4.4; the right to withdraw under Section 3.1.2 shall be exercisable within 60 (sixty) Banking Days following the Signing Date.

4.       SELLERS' GUARANTEES

         Sellers hereby represent (sichern zu) and warrant (garantieren) to Purchaser that the following statements are complete and correct in all respects and are not misleading, in each case as of the Signing Date (the "SELLERS GUARANTEES"):

4.1 Organization and Qualification. The Companies are duly organized and validly existing under the laws under which they have been incorporated and have full right and authority to own and to operate their properties and to engage in the business in which they are now engaged.

4.2. Capital Structure. All Shares have been validly issued and fully paid in. No further capital, non-voting stock, convertible securities or similar rights in the Companies have been created or issued or agreed to be issued by the Signing Date.

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                                                   IXOS Software AG - SPA Obtree
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4.3      Ownership. Sellers are the sole owners of and have good and valid title to the Sellers' Shares, which are free and clear of all liens, encumbrances, options, charges, equities and claims arising from any privilege, pledge or security arrangement. The Sellers have full right and capacity to transfer and sell complete title to the Sellers'
         Shares. The Company owns all the issued and outstanding shares of the Subsidiaries.

4.4 Financial Statements. The complete consolidated financial statements of the Company and the financial statements of its subsidiaries as audited (including in each case, where applicable, the balance sheet (Bilanz), the profit and loss statement (Gewinn- und Verlustrechnung), the notes (Anhang), the business report (Geschaftsbericht), and to the extent required by the applicable GAAPs the cash flow statement and the equity consolidation, collectively the "FINANCIAL STATEMENTS") for the fiscal years ending December 31, 2001 and 2002 have been (a) prepared in accordance with US-GAAP (the consolidated group), UK-GAAP (Obtree Technologies UK Ltd.) and Swiss GAAP (the Company and Obtree Technologies Switzerland AG) and accounting practices commonly adopted by companies carrying on business similar to those carried out by the Companies utilizing and continuing the same capitalization and election rights as well as valuation principles used by the Companies (in all cases in accordance with applicable GAAP) in preparation of its monthly account for September 2002. If there remain valuation, election and other discretion rights, such discretion shall be exercised in the best interest of the Sellers. (b) The Financial Statements present a true and fair view of the net worth as well as of the assets and liabilities (Vermogenslage), the financial position (Finanzlage) and the earnings position (Ertragslage) of the Companies. (c) The Financial Statements have been properly audited and an unqualified auditors' opinion (Bericht der Revisionsstelle) has been affixed, whereby a note in the opinion saying that the equity is less than half of the share capital but that there is no need to call a general meeting of the shareholders in accordance with Art. 725 para. (1) of the Swiss Code of Obligations because there is subordinated debt exceeding the difference between equity and half of the share capital shall not be considered to be a qualification.

         In particular, on December 31, 2002 the Companies had good and clear title free of all liens and/or other encumbrances whatsoever to all assets listed on the respective balance sheets except as declared otherwise in the Financial Statements.

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                                                   IXOS Software AG - SPA Obtree
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4.5      Claims of Mepomuk Software GmbH. Except and to the extent as provided for in the Financial Statements, the setting-off of claims between the Company and Mepomuk Software GmbH will not be contested by an insolvency receiver appointed for Mepomuk Software GmbH and no claims of Mepomuk Software GmbH can be raised against the Company based on German corporate or insolvency law.


4.6. Insolvency of Companies. Except for Mepomuk Software GmbH, no insolvency proceedings have been, or have been threatened to be, applied for regarding the assets of the Companies and there are no circumstances which would require the initiation of such proceedings. None of the Companies have stopped or suspended payment of their debt or otherwise become insolvent or over-indebted. No circumstances exist pursuant to any applicable bankruptcy laws which would justify the voidance of this Agreement. No debt settlement arrangement between any of the Companies and its creditors has been proposed or agreed.


4.7 Claims and Litigation. Except and to the extent as provided for in the Financial Statements, there are no actions, suits or proceedings pending against the Companies either in court or before any administrative board, agency or commission.


4.8 Taxes. Except and to the extent as provided for in the Financial Statements, the Companies have paid all taxes which have become due by December 31, 2002, especially the Companies do not have any obligations to pay VAT for any time period before December 31, 2002 (keine Verpflichtung zur Zahlung von Mehrwertsteuer fur Zeitraume vor dem Signing Date), and there is no further liability for any such taxes to be paid for any time period before December 31, 2002 and no interests or penalties accrued or accruing with respect thereto.


4.9 Intellectual Property/Know-how. The Companies own or have adequate license to use all the know-how and all patents, trademarks, trade names, copyrights and other intellectual property rights which are necessary for the conduct of their business as it is conducted at the Signing Date. In particular, all the patents, tradenames, copyrights and trademarks set forth in EXHIBIT 4.9 are valid and owned by the Companies. To the best knowledge of the Sellers these patents, tradenames, copyrights and trademarks do not violate the rights of any third party and third parties do not have any rights to such patents, tradenames, copyrights and trademarks and the Companies have no obligations to disclose such patents, tradenames, copyrights and trademarks to any third parties.

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                                                   IXOS Software AG - SPA Obtree
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4.10     Fees of Vischer Anwalte. The lawyers of the Company, Vischer Anwalte, have not invoiced fees in connection with this transaction exceeding
         CHF 50,000.00 for the time between November 1, 2002 and the Signing
         Date.

5.       REMEDIES FOR PURCHASER

5.1 In the event of a breach of the Sellers' Guarantees under Section 4, amounts equal to Sellers' pro rata share (as defined in Section 5.7) of the damages shall be released to Purchaser from the Escrow Account II pursuant to the following provisions.

5.2 In the event of a breach of the Guarantee in Section 4.5 (Mepomuk), the damage shall be equal to the claims of Mepomuk Software GmbH or its insolvency estate against the Company.

5.3 In the event of a breach of the Guarantee in Section 4.8 (Taxes), the damage shall be equal to the additional taxes, interest and penalties.

5.4 In the event of a breach of the Seller's Guarantee in Section 4.4, the Parties shall recalculate the Actual Net Equity as per December 31, 2002 as if there had been no breach and as if additional amounts due to remedy the damage had been duly reflected. The Parties then shall redetermine whether such revised Actual Net Equity would have had lead to a Share Price Adjustment under Section 2.3 paragraphs 1 and 2 (i.e., reflecting the "Freigrenze", but disregarding the maximum amount). If this would have been the case, the damage shall be equal to such recalculated Share Price Adjustment multiplied with Sellers' Shares.

5.5 In the event of a breach of any other Seller's Guarantees the damage shall be equal to the amount necessary to restore the damage suffered by the Purchaser to the warranted position (Schadensersatz).

5.6 All claims of Purchaser arising under this Agreement shall be time-barred on or after June 30, 2004. except for all claims of Purchaser in respect of liabilities for defects of title arising from a breach in respect of Section 4.3 which shall be time barred on or after the 7th anniversary of the Signing Date, but which will continue to exist only against the individual Seller in breach of Section 4.3.

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                                                   IXOS Software AG - SPA Obtree
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5.7      The liability of each Seller for each damage shall be prorated in relation to each Seller's shareholding. The aggregate liability of the Sellers under Section 5.1 is in any event limited to CHF 0.05 (in words: Swiss Francs zero and five cents) per Sellers' Share.

5.8 The Purchaser shall solely recover damages from the Escrow Account. There shall be no personal liability of the Sellers under Sections 4 and 5 of this Agreement. The maximal amount of damages payable to the Purchaser under Sections 4 and 5 of this Agreement shall be limited to the Escrow Account.

5.9 The Parties are in agreement that the remedies that the Purchaser may have against each Seller individually for breach of obligations set forth in this Agreement are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to Purchaser.

5.10 No information not expressly contained in this Agreement or any of the Exhibits thereto shall be held against the Purchaser in respect of any Sellers' Guarantees as set out in Section 4 in this Agreement.

5.11 When circumstances become evident that will lead to a breach of Guarantee, the Purchaser shall without undue delay inform the Agent, and the Purchaser and the Company shall use their best efforts to prevent and reduce the damage as much as possible.

6.       PRESS RELEASES

6.1 Neither Party shall, without the prior written consent of Purchaser and Agent, disclose the contents of this Agreement to third parties or make any information relating thereto available to third parties until the first public announcement. This shall not, however, apply to the extent a Party or any affiliate of a Party may be obliged to make any announcement or disclosure under applicable laws or regulations (including, but not limited to the rules of relevant stock exchanges).

6.2 Except for disclosures or statements required under applicable laws or regulations, the press releases or public statements by one Party in connection with this Agreement shall be mutually agreed upon between Purchaser and Agent prior to the release hereof.

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                                                   IXOS Software AG - SPA Obtree
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7.       MISCELLANEOUS

7.1 The Purchaser shall elect new members of the board of directors of the Company (Mitglieder des Verwaltungsrats) and shall resolve to release fully all of the members of the board of directors of the Company having resigned as of the Signing Date at the shareholders' meeting scheduled for February 7, 2002. Promptly thereafter, the resignations of the members having resigned from their position effective as of the Signing Date, shall be filed with the registry of commerce.

7.2 Varuma hereby waives in favour of the Company its right to partly convert the loan granted to the Company in the amount of CHF 5,000,000 ("Loan Amount") into equity of the Company and agrees to accept repayment at any time. The Purchaser agrees (i) to direct the Company to repay the loan and accrued interest on or before March 31, 2003, and
         (ii), if the Company fails to make the payment, to repay the Loan Amount and accrued interest itself to Varuma on behalf of the Company.

7.3      Promptly after the Financial Statements have been submitted pursuant to
         Section 2.3, the Purchaser shall make an offer to all Remaining Shareholders to buy the Remaining Shares at a price equal to the Share Price and with an equal deduction payable to the Escrow Account I (unless settled before) and the Escrow Account II and at the same conditions as contemplated by this Agreement.

7.4 Subject to Section 4.10 hereof, all expenses, costs, fees and charges in connection with the transactions contemplated under this Agreement including, without limitations, legal services, shall be borne by the Party commissioning the respective costs, fees and charges.

7.5 In this Agreement the headings are inserted for convenience only and shall not affect the interpretation of this Agreement; where a German term has been inserted in italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement. All Exhibits to this Agreement constitute an integral part of this Agreement.

7.6 "BANKING DAYS" shall mean days banks are open for Banking in Basel, Switzerland.

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                                                   IXOS Software AG - SPA Obtree
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7.7      Amendments to this Agreement, including this provision, must be made in writing (including telecopy) by the Parties or in any other legally required form, if so required.

7.8 The Sellers shall not be entitled to assign any rights or claims under this Agreement without the written consent of the Purchaser.

7.9 All notices and other communications hereunder shall - unless expressly provided otherwise - be made in writing and shall be delivered or sent by registered mail or courier to the addresses below or to such other addresses which may be specified by any Party to the other Party in the future in writing:

             for Purchaser:                       with copy to:
             IXOS Software AG                     Dr. Andreas Hoffmann
             Bretonischer Ring 12                 Baker & McKenzie
             85630 Grasbrunn, Germany             Theatinerstrasse 23
             Attn.: Mr. Manuel Dohr               80333 Munich, Germany

             for Sellers:                         with copy to:
             Varuma AG                            Dr. Sebastian Burckhardt
             Neuhofweg 11                         Vischer Anwalte und Notare
             4102 Binningen, Switzerland          Aeschenvorstadt 4 Postfach 526
             Attn.: Rudolf Maag                   4010 Basel, Switzerland

7.10 Should any provision of this Agreement be held wholly or in part invalid or unenforceable, the validity or enforceability of the other parts shall not be affected thereby. In place of the invalid or unenforceable provision the Parties shall agree on an appropriate valid and enforceable provision, which serves best the economic interest of the contract Parties originally pursued by the invalid or unenforceable provision.

7.11 This Agreement shall be governed by and construed in accordance with the laws of Switzerland. The exclusive jurisdiction for legal actions from or in connection with this Agreement is Basel, Switzerland.

                            [SIGNATURE PAGE FOLLOWS]
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                                                   IXOS Software AG - SPA Obtree
                                                               Final 23. Jan. 02


This 23rd day of January 2003

/s/ Robert Hoog                 /s/ Peter Rau                   /s/ Rudolf Maag
------------------------------  ------------------------------  -------------------------------
IXOS Software AG                                                Varuma AG


                                                                /s/ Rolf Brugger
                                                                -------------------------------
                                                                Rolf Brugger, as representative
                                                                of the Other Shareholders